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                                   EXHIBIT 11
                EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

       Adjusted net earnings and adjusted number of common shares used in the computation of net earnings per common share were determined as follows:


                                           Three Months Ended May 3, 1996           Six Months Ended May 3, 1996
                                         ----------------------------------     ------------------------------------
                                                                 Full                                    Full
ADJUSTED NET EARNINGS                      Primary           Dilution (1)          Primary           Dilution (1)
                                         --------------      --------------     ---------------      ---------------
Net earnings                              $(9,402,322)        $(9,402,322)       $(10,486,337)        $(10,486,337)

Add : reduction in interest
        expense, net of
        income taxes                             --                  --                  --                   --
                                         --------------      --------------     ---------------      ---------------

Adjusted net earnings                     $(9,402,322)        $(9,402,322)       $(10,486,337)        $(10,486,337)
                                         ==============      ==============     ===============      ===============
ADJUSTED NUMBER OF COMMON SHARES
Weighted Average Common Shares

        Outstanding                         6,736,421           6,736,421           6,728,651            6,728,651
Incremental shares for assumed

        exercise of outstanding
        stock options and warrants             12,348              12,348              14,070               14,084
                                         --------------      --------------     ---------------      ---------------
Adjusted number of common shares            6,748,769           6,748,769           6,742,721            6,742,735
                                         ==============      ==============     ===============      ===============

Net earnings per common share                  $(1.39)             $(1.39)             $(1.56)              $(1.56)
                                         ==============      ==============     ===============      ===============



           NOTE (1) :     These calculations are submitted in accordance with
                          Regulation S-K Item 601(b)(11) although the calculations are not required pursuant to Paragraph
                          40 of APB Opinion No. 15 because the effects are less than 3%.